Exhibit 99

KonaTel Reports Fiscal Year 2024 Results

Positioned for Growth in 2025; Focused on Higher Margin Product Mix

DALLAS, April 15, 2025 -- KonaTel, Inc. (OTCQB: KTEL) (www.konatel.com), a voice/data communications holding company, today announced financial results for the year ended December 31, 2024.

Full Fiscal Year 2024 Financial Highlights (2024 vs. 2023)

•	Revenues of $15.5 million compared to $18.2 million for the year ended December 31, 2023. The decrease in revenue was due to fewer activations within the Company’s Mobile Services segment as a result of reduced government subsidized revenues due to the cancellation of the Affordable Connectivity Program (the “ACP”).
•	Gross profit of $3.41 million compared to $3.37 million for the year ended December 31, 2023.
•	GAAP net income (loss) $4.5 million, or $0.10 per diluted share, compared to $(3.9) million, or $(0.09) per diluted share, in the year ended December 31, 2023, which includes IM Telecom 49% ownership sale.
•	Non-GAAP net income (loss) of $(3.3) million, or $(0.08) per diluted share, compared to non-GAAP net loss of $(2.9) million, or $(0.07) per diluted share, in the year ended December 31, 2023, which excludes IM Telecom 49% ownership sale.
•	Cash and cash equivalents of $1.7 million compared to $777,000 as of December 31, 2023.

Quarterly Financial Highlights (Q4 2024 vs. Q4 2023)

•	Revenue of $2.4 million, a decrease of 51.5% compared to $4.9 million. This decrease was directly related to the decline in government subsidized revenues within the Mobile Services segment.
•	Gross profit was $677,723 or 28.5% gross profit margin, compared to $333,540, or 6.8% gross profit margin. The increase in gross profit was directly related to a decrease in customer acquisition costs.
•	Total operating expenses were flat at $1.8 million, compared to $1.8 million.
•	GAAP net loss was $(1.1) million, or $(0.02) per diluted share compared to $(1.7) million, or $(0.04) per diluted share. The loss for the three months ended December 31, 2024, was impacted by reduced subsidized mobile activations in Q4-2024 triggering substantially lower customer acquisition costs (booked at time of sale) compared to increased activations in Q4-2023 triggering higher customer acquisition costs (booked at time of sale).
•	Non-GAAP net loss was $(620,728), or $(0.01) per diluted share, compared to Non-GAAP net loss of $(1.2) million, or $(0.03) per diluted share.

Sean McEwen, Chairman and CEO of KonaTel stated, “There is no doubt 2024 was a challenging year for our Company, our employees and our shareholders; however, we feel the worst is behind us as we stabilized the impact from the government’s unwillingness to re-fund the ACP in 2024. That being said, we are prepared to take advantage of the ACP, if it returns, or an enhanced (more profitable) Lifeline program. In some ways, we are better positioned to expand our government subsidy business as we have grown our national Lifeline license from our original eleven (11) states to forty (40) states over the past twelve (12) months.

“It’s also encouraging that in January, 2025, President Elect Trump, in a post on Truth Social announcing his nomination of FCC commissioner Olivia Trusty and reemphasizing his support for affordable Internet access, which was the foundation of the ACP created by President Trump in his first term, “[She] will work with our incredible new Chairman of the FCC, Brendan Carr, to cut regulations at a record pace, protect Free Speech, and ensure every American has access to affordable and fast Internet.”

McEwen added, “Additionally, we have paid down all our long-term debt accumulated during our ACP/Lifeline growth period. With a cash balance of 1,679,345 and net working capital of $2,006,701, we have been growing our hosted cloud service platform focusing on enhanced and new product offerings.”

Hosted Cloud Service Platform Expansion

McEwen continued, “Throughout 2024, we dedicated additional resources to expand our SaaS (“Software as a Service”) cloud platform to include a variety of enhanced and new wholesale services, ready for deployment in 2025. Our expansion efforts have already resulted in an increase in our monthly SMS service revenue from $20,000 to $110,000 over the last twelve (12) months. Customers are selecting our wholesale SMS service because of our robust API interface, flexibility within our cloud platform, and a streamlined process for enabling SMS short codes, critical for wholesale SMS distribution.”

“In addition to our SMS expansion, we have added a new wholesale POTS (“plain old telephone service”) service to our suite of cloud products. Our POTS service utilizes our wireless cellular infrastructure and offers unique features specifically designed to support the wholesale market, which includes telecommunications companies and national resellers with an existing POTS customer base. This allows us to grow at scale versus selling to individual retail customers.”

“There are approximately 40 million traditional (i.e., “copper wire”) POTS lines in the USA. Many lines are used for elevator phones, monitoring systems, fire alarms, and other equipment that require access to the national telephone network. After the FCC deregulated mandatory POTS support in 2019, carriers started to move their POTS customers to less expensive internet and wireless (cellular) data solutions. With the advent of more cost-effective POTS replacement services, like ours, carriers are getting more aggressive in moving their customers to a new internet/wireless based POTS solution.”

McEwen concluded, “As of Q1-2025, we have already entered into wholesale agreements with a group of resellers who have over 35,000 existing POTS lines, which they plan to migrate. Our new wholesale POTS service provides a stable, sticky (“very low churn”), predictable recurring revenue line of business.”

About KonaTel

KonaTel provides a variety of retail and wholesale telecommunications services including mobile voice/text/data service supported by national U.S. mobile networks, mobile numbers, SMS/MMS services, IoT mobile data service, and a range of hosted cloud services. KonaTel’s subsidiary, Apeiron Systems (www.apeiron.io), is a global cloud communications service provider employing a dynamic “as a service” (“CPaaS/UCaaS/CCaaS/PaaS”) platform. Apeiron provides voice, messaging, SD-WAN, and platform services using its national cloud network. All Apeiron’s services can be accessed through legacy interfaces and rich communications APIs. KonaTel’s other subsidiary, IM Telecom, dba “Infiniti Mobile” (www.infinitimobile.com), is an FCC authorized wireless Lifeline carrier with an FCC approved wireless Lifeline Compliance Plan, authorized to provide government subsidized cellular service to low-income American families. KonaTel is headquartered in Plano, Texas.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of the disclosures contained in the filings of KonaTel and its “forward-looking statements” in such filings that are contained in the EDGAR Archives of the SEC at www.sec.gov.

Contacts

D. Sean McEwen
inquiries@konatel.com

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KonaTel, Inc.

Consolidated Balance Sheets

	December 31, 2024	December 31, 2023
Assets
Current Assets
Cash and Cash Equivalents	$1,679,345	$777,103
Accounts Receivable, Net	1,533,015	1,496,799
Notes Receivable	1,000,000	—
Inventory, Net	163,063	1,229,770
Prepaid Expenses	94,496	129,706
Other Current Assets	112,170	—
Total Current Assets	4,582,089	3,633,378

Property and Equipment, Net	15,128	24,184

Other Assets
Intangible Assets, Net	323,468	634,251
Right of Use Asset	319,549	443,328
Other Assets	74,328	74,543
Total Other Assets	717,345	1,152,122
Total Assets	$5,314,562	$4,809,684

Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable and Accrued Expenses	$2,277,597	$3,709,691
Loans Payable, Net of Loan Fees	—	3,655,171
Right of Use Operating Lease Obligation - Current	113,740	127,716
Income Tax Payable	184,051	—
Total Current Liabilities	2,575,388	7,492,578

Long Term Liabilities
Right of Use Operating Lease Obligation - Long Term	227,776	330,511
Total Long Term Liabilities	227,776	330,511
Total Liabilities	2,803,164	7,823,089
Commitments and Contingencies
Stockholders' Equity
Common stock, $.001 par value, 50,000,000 shares authorized, 43,503,658 outstanding and issued at December 31, 2024 and 43,145,720 outstanding and issued at December 31, 2023	43,504	43,146
Additional Paid In Capital	10,215,767	9,182,140
Accumulated Deficit	(7,747,873)	(12,238,691)
Total Stockholders' Equity	2,511,398	(3,013,405)
Total Liabilities and Stockholders' Equity	$5,314,562	$4,809,684

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KonaTel, Inc.

Consolidated Statements of Operations

	Years Ended December 31,
	2024	2023
Revenue	$15,503,251	$18,223,745
Cost of Revenue	12,088,944	14,850,105
Gross Profit	3,414,307	3,373,640

Operating Expenses
Payroll and Related Expenses	5,310,549	3,995,698
Operating and Maintenance	6,086	5,804
Credit Loss	1,448	215
Professional and Other Expenses	1,646,755	1,526,947
Utilities and Facilities	210,438	191,556
Depreciation and Amortization	9,056	12,352
General and Administrative	213,149	155,734
Marketing and Advertising	99,759	154,533
Application Development Costs	140,880	138,600
Taxes and Insurance	315,258	312,804
Total Operating Expenses	7,953,378	6,494,243

Operating Loss	(4,539,071)	(3,120,603)

Other Income and Expense
Gain on Sale	9,247,726	—
Interest Expense	(104,737)	(820,254)
Other Income/(Expense), net	70,951	30
Total Other Income and Expenses	9,213,940	(820,224)

Income Before Income Taxes	4,674,869	(3,940,827)

Income Tax Expense	184,051	—

Net Income (Loss)	$4,490,818	$(3,940,827)

Loss per Share
Basic	$0.10	$(0.09)
Diluted	$0.10	$(0.09)
Weighted Average Outstanding Shares
Basic	43,402,219	42,773,269
Diluted	43,526,417	42,773,269

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